Exhibit (d)(28)

MANAGEMENT GRANT AGREEMENT

     This Management Grant Agreement (this “Agreement”) is made and entered into as of April 23, 2012 by and between Lee Summer, LP, a Delaware limited partnership (the “Partnership”) and Bruce McMaken (the “Management Securityholder”), to become effective as of (and subject to the occurrence of) the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Summer Holdings II, Inc., a Delaware corporation, Summer Merger Sub, Inc., a Texas corporation, and The Edelman Financial Group Inc., a Texas corporation, dated as of April 16, 2012 (the “Closing”).

R E C I T A L S

     A. The Partnership will be governed by the Amended and Restated Agreement of Limited Partnership of the Partnership, to be entered into in connection with the Closing substantially in the form attached to the Contribution Agreement (the “LP Agreement”). Initially capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the LP Agreement or, if not defined therein, then in the Plan. Certain additional defined terms are set forth in Appendix 1 hereto.

     B. The Partnership has adopted the Lee Summer, LP Management Incentive Plan, effective as of April 16, 2012, as amended from time to time (the “Plan”).

     C. Pursuant to a Contribution Agreement by and between Management Securityholder and the Partnership, dated as of April 16, 2012 (the “Contribution Agreement”), Management Securityholder will or will cause his affiliate to (in each case subject to the conditions set forth therein) contribute, transfer and assign to the Partnership all of his right, title and interest in and to a specified amount of the Company Shares (as defined in the Contribution Agreement) owned by Management Securityholder, all of the outstanding shares of which are owned by Management Securityholder and cash, in exchange for newly issued Class A Units of the Partnership (the “Class A Units”).

     D. Pursuant to an Employment Agreement, dated as of even date herewith (“Employment Agreement”), a subsidiary of the Partnership has agreed to employ the Management Securityholder. In connection with the Management Securityholder’s agreement to provide services to or for the benefit of the Partnership, the Partnership is granting Class B Units to the Management Securityholder as set forth herein.

     E. The Partnership and the Management Securityholder desire to impose certain vesting conditions on, and options to purchase, and obligations to sell with respect to, the Units to be purchased and granted to the Management Securityholder.

A G R E E M E N T S

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and the Management Securityholder agree as set forth in this Agreement.

ARTICLE I.
GRANT OF CLASS B UNITS

     1.1 Grant. Subject to the terms and conditions contained herein, in the Plan, and in the LP Agreement, the Management Securityholder is hereby granted 422,500 Class B Units of the Partnership, comprised of:

Number of Time-Vesting Units:	211,250
Number of Performance-Vesting Units:	211,250, of which:
20% are Class B-2 Units;
40% are Class B-3 Units; and
40% are Class B-4 Units.

     1.2 Risks. The Management Securityholder is aware of and understands the following:

     (a) the Management Securityholder must bear the economic risk of an investment in the Class B Units for an indefinite period of time because, among other things, (A) the Class B Units have not been registered under the Securities Act, and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (B) the Class B Units have not been registered under applicable state securities laws, and, therefore, cannot be sold unless they are registered under applicable state securities laws or an exemption from such registration is available, and (C) there are substantial restrictions on the transferability of the Class B Units under this Agreement, the Plan, the LP Agreement and applicable law, and substantial restrictions on distributions and withdrawals of capital from the Partnership;

     (b) there is no established market for the Class B Units and no market (public or otherwise) for the Class B Units will develop in the foreseeable future; and

     (c) except as provided in the LP Agreement, the Management Securityholder has no rights to require that the Class B Units be registered under the Securities Act or the securities laws of any states and the Management Securityholder will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act.

     1.3 Information. Further to Section 1.2, the Management Securityholder has completed and returned to the Partnership the Prospective Investor Questionnaire attached hereto as Exhibit A and represents and warrants that, on the basis set forth therein, he or she is an “accredited investor”(as defined in Regulation D under the Securities Act).

     1.4 Protective Section 83(b) Election. Within thirty (30) days following the Closing Date, the Management Securityholder shall execute and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of Class B Units made under this Agreement,

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substantially in the form attached hereto as Exhibit B and the Management Securityholder shall provide the Partnership with a copy of such executed and filed election promptly thereafter.

ARTICLE II.
CLASS B UNITS; VESTING

     2.1 Nature as Profits Interests.

     (a) The Partnership and the Management Securityholder both intend that all Class B Units qualify upon issuance as “profits interests” in the Partnership within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor Internal Revenue Service or treasury department regulation or other pronouncement applicable at the Closing Date. The Class B Units are being issued by the Partnership only for the provision of services to or for the benefit of the Partnership by the Management Securityholder and for no other consideration. The initial Capital Account of the Management Securityholder under the LP Agreement with respect to the Class B Units being granted to the Management Securityholder shall be $0. The Class B Units shall in all other respects have the attributes set forth in the LP Agreement.

     (b) For so long as Revenue Procedure 2001-43, 2001-2 C.B. 191 and Revenue Procedure 93-27 are effective, the Partnership and the Management Securityholder hereby agree not to take any position inconsistent with the application of Revenue Procedures 2001-43 and 93-27.

     (c) Notwithstanding anything herein to the contrary, the Partnership does not guarantee the tax treatment of any Class A or Class B Units and the Management Securityholder acknowledges that such treatment may be subject to change under future laws or regulations including, without limitation, as the result of the adoption of so-called “carried interest” legislation. The Partnership will take reasonable steps in consultation with the Management Securityholder to restructure the Class A or Class B Units in light of any such changes in an attempt to preserve their current tax treatment, but only to the extent any such restructuring does not result in increasing the portion of the Partnership’s economics in which such Units are entitled to share.

     2.2 Reserved.

     2.3 Vesting of Class B Units. The Class B Units granted to the Management Securityholder hereunder shall vest and become Vested Class B Units as provided in this Section 2.3:

     (a) Such Class B Units granted to the Management Securityholder consist of “Time Vesting Units” and “Performance Vesting Units” as set forth in Section 1.1, and such Performance-Vesting Units consist of three separate tranches, Class B-2 Units, Class B-3 Units, and Class B-4 Units, in such respective numbers as are specified in Section 1.1.

     (b) Subject to the remainder of this paragraph (b), the Time Vesting Units shall become Vested Class B Units from time to time after the date hereof based upon the passage of time prior to the occurrence of a Termination of Employment. Six and one quarter percent (6.25%) of the Time Vesting Units shall become Vested Class B Units upon the expiration of each full three month

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period which shall elapse during the period commencing on (and including) the Closing Date and through (and including) the date on which a Termination of Employment shall occur or the date on which the percentage of the Management Securityholder’s Time Vesting Units which are Vested Class B Units equals 100%, whichever first occurs. Notwithstanding the foregoing, in the event of a Termination of Employment of the Management Securityholder (x) for Cause, the percentage of the Management Securityholder’s Time Vesting Units and Performance Vesting Units which shall be Vested Class B Units shall be 0% and (y) for any other reason, the percentage of Time Vesting Units which shall be Vested Class B Units shall be the percentage computed pursuant to the immediately preceding sentence, all as of and effective immediately prior to such Termination of Employment. In the event that prior to a Termination of Employment of the Management Securityholder, a Change of Control or liquidation of the Partnership shall occur, then effective as of the date of such event, the total Time Vesting Units which shall constitute Vested Class B Units shall be increased by 50% of the Time Vesting Units that are then not Vested Class B Units.

     (c) Subject to the remainder of this paragraph (c), the percentage of the Performance Vesting Units which shall constitute Vested Class B Units shall be 0% until such time as one of the conditions in the following clause (x) or (y) is met, and (x) shall be 100% if the multiple of Investor’s Cash Amounts over Investor’s Cash Invested is 2.0 or greater at any time on or before the second anniversary of the Closing Date (or, if on or prior to such date, the Partnership or any of its Affiliates enter into definitive written agreements providing for a transaction that if consummated would be a Change of Control, which transaction is subsequently consummated and results in the Investor’s Cash Amounts over Investor’s Cash Invested being 2.0 or greater) or (y) shall otherwise vest ratably pursuant to the chart below, in each case as determined as of each Measurement Event (and, for the avoidance of doubt, there may be multiple such Measurement Events with respect to portions of the Performance Vesting Units, and they shall remain outstanding until the earlier of such time as (I) LEP Partners has disposed of all of its ownership interests in the Partnership or (II) such time as the Management Securityholder is no longer employed by a member of the Partnership Group and the provisions of Section 2.3(f) continue to be applicable with respect to such cessation of employment). If immediately following such Measurement Event:

Investor’s IRR,	and the multiple (the	the percentage of
compounded	“Applicable Multiple”) of	Performance Vesting Units
annually from (and	Investor’s Cash Amounts	which shall be Vested Class
including) the	over Investor’s Cash	B Units shall be:
Closing Date	Invested is
through (and
including) the date
of such event, is
Equal to or greater	Equal to or greater than 2.5	100% of Class B-2 Units
than 20.0% but less	but less than 2.9	and such percentage of
than 23.5%		Class B-3 Units as is equal
to 100% multiplied by a
percentage equal to the
lesser of (A) the quotient of

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(x) the Applicable Multiple
less 2.5, divided by (y) 0.4
and (B) the quotient of (x)
Investor’s IRR, less 20%,
divided by 3.5%.
equal to or greater	equal to or greater than 2.9	100% of Class B-2 Units,
than 23.5% but less	but less than 3.3	100% of Class B-3 Units,
than 27.0%		and such percentage of
Class B-4 Units as is equal
to 100% multiplied by a
percentage equal to the
lesser of (A) the quotient of
(x) the Applicable Multiple
less 2.9, divided by (y) 0.4,
and (B) the quotient of (x)
Investor’s IRR less 23.5%,
divided by 3.5%.
equal to or greater	equal to or greater than 3.3	100% of all Class B-2
than 27.0%		Units, 100% of Class B-3
Units and 100% of Class B-
4 Units.

For the avoidance of doubt, (x) in no event shall any tranche of Performance Vesting Units vest more than once and in order for a tranche of Performance Vesting Units to constitute Vested Class B Units, both conditions (Investor’s IRR and the Applicable Multiple) set forth in a particular row in the chart above must be achieved for such tranche and (y) the Class B-3 and Class B-4 tranches of Performance Vesting Units provide for ratable vesting pursuant to the third column in the chart above.

     (d) Subject to Section 2.3(e), in the event of any transaction or series of transactions (including a distribution of cash or other assets, but excluding a complete liquidation of the Partnership) where LEP Partners has not sold or disposed of all of its Units and immediately following which LEP Partners has received Investor’s Cash Amounts in excess of Investor’s Cash Invested (any such event, a “Measurement Event”), then, the Investor’s Cash Amounts, Investor’s IRR and Applicable Multiple shall be calculated as of the time of such Measurement Event based solely on cash payments or distributions and any Marketable Securities actually received by LEP Partners in connection therewith. If, following the initial Measurement Event or any subsequent Measurement Event, LEP Partners has retained an ownership interest in the Partnership, then any Performance Vesting Units that did not become Vested Class B Units by virtue of the preceding Measurement Event(s) and that remain outstanding, shall be entitled to continued performance vesting in connection with any subsequent Measurement Event, based on any additional cash payments or distributions and Marketable Securities actually received by LEP Partners in connection therewith. For the avoidance of doubt, subject to Section 2.3(e), there is no limitation on the number of Measurement Events that may

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occur. No subsequent Measurement Event shall result in any Performance Vesting Units which had previously become Vested Class B Units by virtue of this paragraph ceasing to be Vested Class B Units. Proper provision shall be made in connection with any such transaction to provide the benefits of this paragraph to the Management Securityholder.

     (e) In the event of a transaction or series of transactions (x) where LEP Partners has sold or disposed of all of its Units to an Independent Third Party or (y) where there is a liquidation of the Partnership, Investor’s IRR and Applicable Multiple shall finally be determined thereupon. If, in connection therewith, LEP Partners shall receive any non-cash assets or any non-cash substitute equity interests (other than non-cash substitute equity interests referred to in clause (y) of the definition of Investor’s Cash Amounts), then such assets or such non-cash substitute equity interests shall be valued at their Fair Market Value for purposes of determining vesting of Performance Vesting Units. Upon the occurrence of such event, any Performance Vesting Units which have not become Vested Class B Units in accordance with this Section 2.3, shall automatically be forfeited to the Partnership, and the value thereof shall be $0.

     (f) Notwithstanding anything herein, if any portion of the consideration payable to LEP Partners in connection with a Change of Control does not constitute cash or Marketable Securities upon the consummation of such a Change of Control but could become cash or Marketable Securities following such Change of Control (e.g., pursuant to purchaser financing or so called “earn-out” mechanisms) (“Deferred Consideration”), then, to the extent any Performance Vesting Units have not fully vested upon such consummation, they shall remain outstanding following such Change of Control regardless of any Termination of Employment of the Management Securityholder (other than a Termination of Employment for Cause) occurring after such a Change in Control and remain eligible to become vested in connection with any subsequent Measurement Event or event described in Section 2.3(e); provided, that, in either of the foregoing cases, Investor’s Cash Amounts shall include only (i) cash or Marketable Securities derived from such Deferred Consideration and (ii) any other cash or Marketable Securities actually received by LEP Partners on or before the Management Securityholder’s Termination of Employment. The Partnership shall take appropriate steps in connection with any Change in Control transaction to ensure that the Partnership’s obligations pursuant to this Section 2.3(f) are satisfied.

     (g) It is understood and agreed that in the event of a Distribution or any transaction in which amounts are to be received by LEP Partners (or any subsequent receipt of Investor’s Cash Amounts resulting from a prior such transaction, as applicable), then the calculations described above for the Investor’s IRR and Applicable Multiple shall be made on an “as if” basis prior to the actual receipt of such amounts and the outstanding Class B Units of the Management Securityholder shall become Vested Class B Units immediately prior to the consummation of such Distribution or such transaction (or subsequent receipt of Investor’s Cash Amounts, as applicable), on the basis of the amounts otherwise to be received by LEP Partners in such Distribution, transaction or subsequent payment (as applicable) (including after giving effect to vesting of Class B Units as a result thereof under this Agreement) and the Management Securityholder shall be entitled to participate in such Distribution, transaction or other applicable payment (as applicable) as to such Vested Class B Units. As a result, the calculations described above shall be made in terms of amounts to be received by LEP

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Partners and the portion of the Performance Vesting Units that will become Vested Class B Units able to participate in a Distribution, transaction or other applicable payment (as applicable), all computed on an “after vesting” basis as to such Class B Units.

ARTICLE III.
OPTIONS TO PURCHASE AND SELL UNITS UPON
TERMINATION OF EMPLOYMENT

     3.1 Repurchase Rights Upon Termination of Employment of the Management Securityholder. After giving effect to Section 2.3 hereof:

     (a) upon the Termination of Employment of the Management Securityholder by the Partnership or one of its Subsidiaries for Cause or due to the Management Securityholder’s breach of his noncompetition and nonsolicitation obligations under the Employment Agreement, the Partnership shall have a Repurchase Right to purchase all or a portion of the Class A Units owned by the Management Securityholder and his Permitted Transferees; and

     (b) upon the Termination of Employment of the Management Securityholder for any reason, the Partnership (or its designee) shall have a Repurchase Right to purchase all or any portion of the Vested Class B Units owned by the Management Securityholder and his Permitted Transferees, in the manner, for the price and on the terms and conditions contained in this Article III. The foregoing Repurchase Rights shall be exercisable by the delivery of irrevocable written notice (a “Call Notice”) by the Partnership (or its designee) upon the Management Securityholder and his Permitted Transferees at any time during the period commencing on (x) with respect to the Repurchase Right described in Section 3.1(a) above, the date of the for “Cause” Termination of Employment or other violation described in 3.1(a) above occurs and (y) in the case of the Repurchase Right described in Section 3.1(b) above, the date of Termination of Employment, and ending, in the case of clause (x), one year thereafter, or in the case of clause (y), thirty (30) days thereafter.

     3.2 Forfeiture of Performance Vesting Units and Time Vesting Units.

     (a) Upon Termination of Employment (x) for any reason, all Time Vesting Units that have not vested in accordance with Section 2.3 hereof as of the end of the termination date and that are held by the Management Securityholder shall expire and be immediately forfeited and canceled in their entirety without any consideration to the Management Securityholder, (y) for any reason other than a Termination of Employment effected by the Partnership or one of its Subsidiaries for Cause, all Performance Vesting Units shall remain outstanding solely to the extent required by Section 2.3(f) (and shall be forfeited and cancelled in their entirety following such time as Section 2.3(f) is no longer applicable thereto, if not vested in accordance with Section 2.3(f)), or (z) effected by the Partnership or one of its Subsidiaries for Cause, all Performance Vesting Units that have not vested in accordance with Section 2.3 shall expire and be immediately forfeited and canceled in their entirety without any consideration to the Management Securityholder.

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     (b) If, following Termination of Employment, the Management Securityholder materially breaches his noncompetition and nonsolicitation obligations under the Employment Agreement, then all Vested Class B Units shall expire and be immediately forfeited and cancelled in their entirety without any consideration to the Management Securityholder.

     3.3 Purchase Price. The purchase price (“Purchase Price”) payable by the Partnership for the Subject Units described in Section 3.1 (for the avoidance of doubt, whether Class A Units or Class B Units) shall be the Fair Market Value as of the date the Call Notice is delivered to the Management Securityholder with respect to the exercise of the Repurchase Right.

     3.4 Manner of Payment of the Purchase Price. The Purchase Price shall be paid on the Closing Date by wire transfer in immediately available U.S. funds.

     3.5 Closing. Subject to the remainder of this Section 3.5, any purchase of Units pursuant to Section 3.1 shall be consummated (“Repurchase Closing”) at the Partnership’s principal office at 10:00 a.m., prevailing business time on such business day as designated by the Partnership in its reasonable discretion upon not less than three business days prior notice to the Management Securityholder; provided, that such date shall not be later than 30 days following delivery of the Call Notice relating thereto (the “Closing Date”); provided, further, that with respect to any Class B Units that became Vested Class B Units within the six month period prior to the delivery of a Call Notice, such date shall not be later than 30 days following the date on which the applicable Class B Units became Vested Class B Units; provided, further, that if the Partnership is prohibited from effecting such purchase on the date otherwise contemplated by this Section 3.5 by any contractual obligation of the Partnership or any of its Affiliates, or by applicable law (collectively, “Prohibitions”), then the Closing shall take place on the first practicable date on which no Prohibitions are applicable. Each Management Securityholder hereby agrees that (i) the obligation of the Partnership to pay the purchase price for the Units as contemplated in this Section 3.5 shall be subordinated in right of payment to the obligations owed by the Partnership or its Affiliates under or in respect of its senior bank credit facility and [•] (the “Credit Facilities”) until the earlier of (A) the payment in full of all obligations of the Partnership or its Affiliates under the Credit Facilities and (B) the time that the Prohibitions under the Credit Facilities shall no longer be applicable to the purchase of Units from a Management Securityholder as contemplated in this Section 3.5, and (ii) the Management Securityholder will provide such agreements or other documents evidencing such subordination as may be requested by the agent or lenders under the Credit Facilities. If said date is a Saturday, Sunday or legal holiday, the Closing shall occur at the same time and place on the next succeeding Business Day. At the Closing, the Management Securityholder and each Permitted Transferee shall furnish such documents and evidence, including any such inheritance and estate tax waivers and releases (collectively, the “Required Documents”), as may reasonably be necessary to effect the Transfers of Units, and the Partnership shall pay the Purchase Price in accordance with Section 3.4.

     3.6 Failure to Deliver Units. If (i) the Partnership (or its designee) shall exercise a Repurchase Right, and (ii) the Management Securityholder fails to deliver to the Partnership (or its designee) an assignment of the Subject Units or any Required Documents when obligated to do so by the terms of this Agreement, the Partnership may elect to deposit the cash representing the Purchase Price with an escrow agent selected by the Partnership (or its designee). In the event the Partnership

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(or its designee) does so, the Subject Units shall be deemed for all purposes (including the right to vote and receive payment of Distributions) to have been Transferred to the Partnership (or its designee), and the Management Securityholder’s and his Permitted Transferees’ sole rights in respect of the sale of the Subject Units will be the right to receive payment of the Purchase Price, and any interest earned thereon, from the escrow. The escrow agent shall not be liable for any action or inaction taken by it in good faith, and the escrow agent shall have no obligation or responsibility to obtain any interest or make any investment with respect to amounts placed in escrow.

ARTICLE IV.
MISCELLANEOUS PROVISIONS

     4.1 Termination and Amendment of the Agreement. This Agreement may be amended, terminated or otherwise waived or modified solely by the mutual written agreement of the Partnership (acting through the Board) and the Management Securityholder.

     4.2 Notices. All notices required hereunder shall be delivered to the following respective addresses:

If to Management	Bruce McMaken
Securityholder:	600 Travis, Suite 5800
Houston, Texas 77002
Email: brm22@cornell.edu
Facsimile: (713) 250-4264
With a copy to:	Lehman & Eilen LLP
50 Charles Lindbergh Blvd Suite 505
Uniondale, NY 11553
Attention: Bob E. Lehman, Esq.
Email: blehman@lehmaneilen.com
Facsimile: (516) 222-0948
If to the Partnership:	Lee Summer, LP
c/o Lee Equity Partners, LLC
650 Madison Avenue, 21st Floor
New York, NY 10022
Attention: Mark Gormley
Email: mgormley@thlcapital.com
Facsimile: (212) 702-3787
With a copy to:	Fried, Frank, Harris, Shriver &
Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Christopher Ewan, Esq. and
Donald P. Carleen, Esq.
Email: donald.carleen@friedfrank.com
and christopher.ewan@friedfrank.com
Facsimile: (212) 859-4000

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     Notices shall be in writing and shall be sent by facsimile or pdf e-mail, by mail (postage prepaid, registered or certified, by United States mail, return receipt requested), by nationally recognized private courier or by personal delivery. Notices shall be effective when received by the applicable recipient. Any Person may change its address for the delivery of notices by written notice served in accordance with the provisions hereof.

     4.3 Miscellaneous. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

     4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument. Facsimile and pdf e-mail signatures shall have the same legal effect as manual signatures.

     4.5 Entire Agreement. This Agreement, the Plan, the LP Agreement, the Contribution Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof. No promises, statements, understandings, representations, or warranties of any kind, whether oral or in writing, express or implied have been made to Management Securityholder by any Person to induce him to enter into this Agreement other than the express terms set forth in this Agreement, the Plan, the LP Agreement, the Contribution Agreement and the Employment Agreement, and Management Securityholder is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement, the Plan, the LP Agreement, the Contribution Agreement and the Employment Agreement. Any amendments to this Agreement must be made in writing and duly executed by each of the parties entitled to adopt said amendment as provided in Section 4.1. Management Securityholder hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of his choice and has done so regarding his rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.

     4.6 Class B Units Subject to Plan and LP Agreement. By entering into this Agreement the Management Securityholder agrees and acknowledges that (a) the Management Securityholder has received and read a copy of the Plan and the LP Agreement and (b) the Class B Units are subject to the Plan and the LP Agreement, the terms and provisions of each of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the LP Agreement, the applicable terms and provisions of this Agreement will govern and prevail.

     4.7 Withholding. The Management Securityholder may be required to pay to the Partnership or any of its Subsidiaries, and the Partnership and its Subsidiaries shall have the right and are hereby authorized to withhold from any payment due under this Agreement or from any other

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amount owing to the Management Securityholder, the amount in cash of any legally required federal, state, local or foreign withholding taxes in respect of a Class B Unit.

     4.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns.

     4.9 Enforcement. The failure of any party hereto to insist in one or more instances on performance by another party hereto of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof shall not be construed as a waiver of any right granted hereunder or of the future performance of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof, and no waiver with respect thereto shall be effective unless contained in a writing signed by or on behalf of the waiving party. The remedies in this Agreement shall be cumulative and are not exclusive of any other remedies provided by law.

     4.10 Governing Law. This Agreement, and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect, shall be governed by the laws of the State of Delaware (without regard to any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

     4.11 Severability. If any provision of this Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or award, or would disqualify any award under any law deemed applicable by the Administrator, such provision shall be constructed or deemed amended to conform to all applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Agreement or the award, such provision shall be stricken as to such jurisdiction, Person or award and the remainder of this Agreement and any such award shall remain in full force and effect.

     4.12 No Contract of Employment. Neither this Agreement nor any award granted under this Agreement shall confer upon any person any right to employment or other service or continuance of employment or other service by the Partnership or any of its Subsidiaries or Affiliates. This Agreement does not constitute a contract of employment or impose on any Management Securityholder or the Partnership or any of its Subsidiaries or Affiliates any obligations to retain the Management Securityholder as an employee of the Partnership or any of its Subsidiaries or Affiliates, to change the status of the Management Securityholder’s employment, or to change the Partnership or any of its Subsidiaries’ or Affiliates’ policies regarding termination of employment.

     4.13 Captions. The article or section titles or captions contained in this Agreement are for convenience only and are not to be considered in the construction or interpretation of this Agreement or any provision thereof.

     4.14 No Third Party Rights. Nothing in this Agreement shall be construed to grant rights to any Person who is not a party to this Agreement.

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     4.15 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that a contract shall be construed against the drafter shall not be applied. The word “including”, means “including, without limitation.”

     4.16 Arbitration. Other than the Partnership’s or any of its Affiliates’ right to seek injunctive relief or specific performance as provided in this Agreement, the parties agree to submit to the exclusive jurisdiction of FINRA Dispute Resolution, Inc. (“FINRA-DR”) or any successor organization or body thereto, for the purposes of resolving any claim, dispute or controversy arising out of or relating to this Agreement, the interpretation thereof, and/or the employment relationship brought by any of the parties hereto or their successors or assigns. The parties hereto hereby irrevocably agree to request of FINRA-DR that all claims in respect of such proceeding be heard and determined within the city and state closest to the place of residence of the employee. A final award obtained in respect of such arbitration proceeding will be conclusive upon the parties to the arbitration and not subject to judicial review, and the judgment thereon may be entered in any appropriate state or federal court having jurisdiction over the issues addressed in the arbitration. The arbitration panel shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim is not subject to arbitration. Each of the parties to this Agreement hereby consents to service of process in connection with the subject matter specified above in accordance with the then applicable rules of FINRA-DR or any successor organization or body. The prevailing party in such arbitration will be entitled to recover all reasonable attorneys’ fees, costs and expenses incurred by the prevailing party in such arbitration as a result of or in connection with such arbitration. For the avoidance of doubt, all attorneys’ fees, costs and expenses include, but are not limited to, responding to or addressing any pleadings, motions and correspondence, all preliminary or interim hearings, the final arbitration hearings, and all efforts by the prevailing party to confirm and enforce the final arbitration award, through and including the ultimate collection of monies from the non-prevailing party by the prevailing party through any legal means. All proceedings conducted pursuant to this Agreement to arbitrate, including any order, decision or award of the arbitration panel, shall be kept confidential by all parties except to the extent such disclosure is required by law, by the rules of any applicable self-regulatory organization, in reporting or responding to requests of any federal or state regulatory authorities or self-regulatory authorities, including, without limitation, the Financial Industry Regulatory Authority, Inc., or in a proceeding to enforce any rights under this Agreement.

     4.17 Waiver of Jury Trial. MANAGEMENT SECURITYHOLDER ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL RELATED TO THIS AGREEMENT.

     4.18 Recovery of Attorney’s Fees. In the event any party commences any arbitration, proceeding or litigation at law or in equity related to this Agreement, the party whose position substantially prevails shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with such arbitration, proceeding or litigation.

[signature page follows]

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     IN WITNESS WHEREOF, the parties have executed this Management Grant Agreement as of the date first above written.

LEE SUMMER, LP

By: Lee Summer GP, LLC, its General Partner

By: /s/ Mark K. Gormley
Name: Mark K. Gormley
Title: President

[Signature Page for Management Grant Agreement of Bruce McMaken]

/s/ Bruce McMaken
Name: Bruce McMaken
Address: 600 Travis, Suite 5800, Houston, Texas 77002

[Signature Page for Management Grant Agreement of Bruce McMaken]